Exhibit 107

Filing Fee Table

          S-1

(Form Type)

Aeluma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security C lass Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit ($)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Rule 457(o)	—	—	$1,300,000	$0.00015310		$199.03
	Equity	Underwriter Warrant to purchase shares of common stock(3)	Rule 457(g)	—	—	—	—		—
	Equity	Common Stock, par value $0.0001 per share underlying Underwriter Warrant(2)(4)	Rule 457(g) and Rule 457(o)	—	—	$65,000	$0.00015310		$9.95
	Total Offering Amounts					$1,365,000	$0.00015310		$208.98
	Total Fees Previously Paid							$
	Total Fee Offset							$
	Net Fee Due								$208.98

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	The registrant previously registered securities with a Proposed Maximum Aggregate Offering Price not to exceed $16,270,005.50 on a registration statement on Form S-1, as amended (File No. 333-285469), which was declared effective by the Securities and Exchange Commission on March 25, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a Proposed Maximum Aggregate Offering Price of $1,365,000 is hereby registered.

(3)	No separate registration fee is required pursuant to Rule 457(g).

(4)	Based on an assumed per share exercise price for the Underwriter’s Warrant of 115% of the public offering price per share in this offering.